EXHIBIT 10.11

TRUST AGREEMENT

This Agreement is made, as of the date set forth below, by and between Cenex Harvest States Cooperatives (the “Employer”) and The Capital Trust Company of Delaware, a trust company incorporated under the Laws of Delaware (the “Trustee”).

WHEREAS, the Employer has adopted the Cenex Harvest States Cooperatives Key Employee Share Option Plan (the “Plan”); and

WHEREAS, the Employer has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan; and

WHEREAS, the Employer wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Employer’s Insolvency, as herein defined, until options are exercised by Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement; and

WHEREAS, it is the intention of the Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties hereto do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE 1. ESTABLISHMENT OF TRUST

1.1	The Employer shall make an initial contribution to the Trust of money and other property (acceptable to the Trustee), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. All such money and other property (acceptable to the Trust), all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, are hereafter referred to as the “Trust Fund”. The Trustee may use a general disbursement account for distributions from the Trust Fund without incurring any liability for the payment of interest thereon, notwithstanding the Trustee’s receipt of credit or interest in respect of funds held in such distribution account.

1.2	The Trust hereby established shall be irrevocable.

1.3	The Trust is intended to be a grantor trust, of which Employer is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

1.4	The Trust Fund shall be held separate and apart from other funds of the Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Employer. Any assets held by the Trust will be subject to the claims of the Employer’s general creditors under federal and state law in the event the Employee is Insolvent, as defined in Section 3.1 herein.

1.5	The Employer, in its sole discretion, may at any time or from time to time make additional deposits of cash or other property (acceptable to the Trustee) in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any plan participant or beneficiary shall have any right to compel such additional deposits.

1.6	The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein.

ARTICLE 2. PAYMENTS UPON EXERCISE OF OPTION AGREEMENTS

2.1	The Employer shall grant to each Plan participant an option to purchase securities pursuant to the terms and conditions of an option agreement by and between the Employer and the Plan participant (the “Option Agreement”). Upon execution of an Option Agreement, the Employer shall deliver to the Trustee written instructions (the “Option Instructions”) that provide a formula or other instructions acceptable to the Trustee for determining the amounts payable under the terms of the Option Agreement. Except as otherwise provided herein, the Trustee shall make payments from the Trust in accordance with such Options Instructions. The Employer shall make provision for the reporting and withholding of any federal, state, or local taxes that may be required to be withheld by reason of the operation of the Plan and shall make provisions for the payment of amounts withheld to the appropriate taxing authorities.

2.2	The entitlement of a Plan participant or his or her beneficiaries to rights under the Plan shall be determined by the Employer or such party as the Employer shall designate under the Plan, and any claim for such rights shall be considered and reviewed under the procedures set out in the Plan.

2.3	The Trustee, in accordance with the Option Instructions, shall liquidate the securities or other investments underlying the applicable Option Agreement in an amount equal to the amount of options to be exercised under the Option

Agreement and make payments as directed by the Employer (“Option Agreement Payments”). In addition, if the Trust Fund is not sufficient to make payments due in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due. The Trustee shall notify the Employer when the Trust Fund’s principal and earnings, net of authorized payments and charges, are not sufficient.

ARTICLE 3. THE TRUSTEE’S RESPONSIBILITY REGARDING PAYMENTS
TO TRUST BENEFICIARY WHEN EMPLOYER IS INSOLVENT

3.1	The Trustee shall cease Option Agreement Payments if the Employer is insolvent. The Employer shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

3.2	At all times during the continuance of this Trust, as provided in Section 1. 4 hereof, the Trust Fund shall be subject to claims of general creditors of the Employer under federal and state law as set forth below:

3.2.1.	The Board of Directors and the Chief Executive Officer of the Employer shall have the duty to inform the Trustee as soon as possible after it has been determined that the Employer is Insolvent. If a person claiming to be a creditor of Employer alleges in writing to the Trustee that the Employer has become Insolvent, the Trustee shall, upon reasonable investigation, determine whether the Employer is Insolvent and, upon such determination, discontinue the Option Agreement Payments.

3.2.2.	Unless the Trustee has actual knowledge of the Employer’s Insolvency, or has received notice from the Employer or a person claiming to be a creditor alleging that the Employer is Insolvent, the Trustee shall have no duty to inquire whether the Employer is Insolvent. The Trustee may in all events rely on such evidence concerning the Employer’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer’s solvency.

3.2.3.	If at any time the Trustee has determined that the Employer is Insolvent, and the Trustee has discontinued Option Agreement Payments, the Trustee shall hold the assets of the Trust for the benefit of the Employer’s general creditors. Under such circumstances, the Trustee shall suspend Trust Fund payments and shall pay the assets held in the Trust Fund only as a court of competent jurisdiction shall direct to satisfy claims of general creditors of the Employer. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Employer with respect to benefits due under the Plan or otherwise.

3.2.4.	The Trustee shall resume Option Agreement Payments in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Employer is not Insolvent (or is no longer Insolvent).

3.2.5.	Provided that there are sufficient Trust assets, if the Trustee discontinues Option Agreement Payments from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all Option Agreement Payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Employer in lieu of Option Agreement Payments provided for hereunder during any such period of discontinuance.

ARTICLE 4. PAYMENTS TO EMPLOYER

4.1	Except as provided in Article 3 or Section 11.2 herein, after the Trust has become irrevocable, the Employer shall have no right or power to direct the Trustee to return to the Employer or to divert to others any of the Trust assets before all Option Agreement Payments have been made pursuant to the terms of the Plan.

ARTICLE 5. INVESTMENT AUTHORITY

5.1	In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations directly issued by the Employer, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated under the Plan, and shall in no event be exercisable by or rest with Plan participants.

5.2	The Employer shall have the responsibility for establishing and carrying out a funding policy and method, consistent with the objectives of the Plan, taking into consideration the Plan’s short-term and long-term financial needs. The Trustee’s responsibility for investment and diversification of the assets in the Trust shall be subject to, and is limited by, the investment instructions issued to it by the Employer (or a committee appointed by the Employer) in accordance with its funding policy. It is understood that, unless otherwise agreed in writing, the Employer, rather than the Trustee, shall be responsible for the overall investment of Trust assets.

5.3	The Trustee shall invest and reinvest the Trust Fund assets only to the extent and in the manner directed by the Employer (or a committee appointed by the Employer) and confirmed in writing. Communication of any such direction to the Trustee shall be in a manner acceptable to the Trustee and shall conclusively be deemed an authorization to the Trustee’s designee or broker-dealer to implement the direction even though coming from a person other than the Trustee. Neither the Trustee nor any other person shall have liability for following such directions improperly or failing to act in the absence of any such directions. The Trustee shall have no liability for the acts or omissions of the Employer directing the investment or reinvestment of Trust Fund assets. Neither shall the Trustee have any duty or obligation to review any such investment or other direction, act, or omission, or except upon receipt of a proper direction, to invest or otherwise manage any asset of the Trust Fund which is subject to the control to the Employer.

5.4	At the direction of the person authorized to direct such action as referred to in Section 5, the Trustee or the Trustee’s designee or a broker-dealer referred to in Section 5.3, is authorized and empowered:

(a)	To invest and reinvest the Trust Fund, together with the income therefrom, in shares of regulated investment companies, including those advised, managed or offered by the Trustee, or an affiliate of the Trustee.

(b)	To sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust Fund, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

(c)	To cause any securities or other property held as part of the Trust Fund to be registered in the Trustee’s own name, in the name of one or more of its nominees or to be held in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

(d)	To keep that portion of the Trust in cash or cash balances as the Employer may, from time to time, direct.

(e)	To make, execute, acknowledge and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(f)	To consent to or participate in any plans for the reorganization, recapitalization, consolidation or merger, or sale or lease of assets of any corporation, any security of which is held in the Trust, and to pay any and all costs and assessments imposed upon the owners of such securities as a condition of their participation therein, and to consent to any contract, lease, mortgage, purchase or sale of property, by or between such corporation and any other corporation or person.

(g)	To grant options to purchase any property.

(h)	To foreclose any obligation by judicial proceedings or otherwise.

(i)	To disclose any information concerning the existence, condition, management and administration of the assets of the Trust Fund as may be required by law or as may be necessary to prepare any reports required by law.

(j)	To lend, through a common, collective or investment fund, any securities held in such fund to brokers, dealers or other borrowers and to permit the loaned securities to be transferred into the name and custody and be voted by the borrower or others.

(k)	To retain any assets in the Trust Fund for such period of time as the Trustee deems appropriate.

(l)	To vote, either in person or by general or limited proxy, or refrain from voting, any corporate securities for any purpose; to exercise or dispose of any conversion privilege or subscription right which the Trustee may have as a holder of any security or otherwise.

(m)	To deposit any security in any voting trust or under any pooling agreement or with any protective or reorganization committee, or with depositories designated by such trust, agreement, or committee, and to delegate such power and authority with relation thereto as the Trustee may deem proper, and to agree to pay and to pay out of the Trust Fund such portion of the expenses and compensation of such trust, agreement, or committee as the Trustee may deem proper.

(n)	To execute and deliver any general or specific proxies or powers of attorney, with or without power of substitution, to such person or persons as the Trustee may deem proper, granting to such persons and authority with relation any property or securities at any time held in the Trust Fund as the Trustee may deem proper.

(o)	To borrow money from any source with or without giving security, and to encumber the Trust Fund by mortgage, deed of trust, pledge, or otherwise.

(p)	To renew or extend the time of payments of any obligation due or becoming due.

(q)	To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust Fund; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses and arising from any such action from the Trust Fund, if not paid by the Employer.

(r)	To employ legal, accounting, clerical, and other assistance, including counsel to the Employer, as may be required in carrying out the provisions of this Trust Agreement and, pay their reasonable expenses and compensation from the Trust Fund if not paid by the Employer.

(s)	To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and purposes of this Trust Agreement.

ARTICLE 6. DISPOSITION OF INCOME

6.1	During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested in the Trust.

ARTICLE 7. ACCOUNTING BY THE TRUSTEE

7.1	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Employer and the Trustee. Within one hundred twenty (120) days following the close of each calendar year and one hundred twenty (120) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Employer a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

ARTICLE 8. COMPENSATION, EXPENSES AND TAXES

8.1	The Employer shall pay all administrative and Trustee’s fees and expenses. To the extent the Employer does not pay such fees within sixty (60) days of presentation of the Trustee’s statement, such fees shall be charged against and paid from the Trust Fund. The Trustee is specifically authorized, upon direction of the Employer, to sell such Trust Fund assets as are necessary to pay all amounts due under this Article 8.

8.2	The Employer will from time to time pay all reasonable expenses incurred by the Trustee in the performance of its duties under this Trust Agreement, including brokerage commissions. To the extent that any such expenses are not paid by the Employer, the Trustee shall, upon notice from the Employer, pay such expenses out of the Trust Fund.

8.3	The Employer will from time to time pay taxes of any and all kinds which are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Trust Fund are not paid by the Employer, the Trustee is authorized to deduct from and charge against the Trust Fund any taxes or assessments by any lawful taxing or governmental authority, including interest and penalties with respect thereof, which may be imposed upon the Trust Fund or any account or the income thereof, or which the Trustee is required to pay with respect to the interest of any person therein, under existing or future laws. The Trustee shall have full power to pay any such tax or assessment, in the case of an individual account plan, only out of any money or other property in the account of the person whose interest is liable therefore, provided that at least fifteen (15) days prior to making such payment the Trustee shall give notice to the Employer of its intention to make such payment. Until paid, such taxes shall be a lien against the Trust Fund. In addition, upon written notice of the Employer, the Trustee shall pay any such taxes or assessments, including amounts due as employment or payroll taxes, only in the amounts and at the times specified in writing by the Employer for each participant. The Trustee shall, at the direction of the Employer and at the Employer’s expense, contest the validity of such taxes in any manner deemed appropriate by the Employer or its counsel or the Employer may itself contest the validity of any such taxes.

ARTICLE 9. RESPONSIBILITY OF THE TRUSTEE

9.1	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request, or approval given by the Employer which is contemplated by, and in conformity, with the terms of the Plan or this Trust and is given in writing by the Employer and, provided further, that the Trustee shall incur no liability to any persons for any actions or failure to act incident to a determination of Insolvency.

9.2	If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Employer agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Employer does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

9.3	The Trustee may consult with legal counsel (who may also be counsel for the Employer or the Trustee generally) with respect to any of its duties or obligations.

9.4	hereunder and shall have no liability for any action or failure to act in reliance upon such legal counsel.

9.5	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants, or other professionals to assist it in performing any of its duties or obligations hereunder.

9.6	The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law as set forth in Section 12.4 of this Agreement, unless expressly provided otherwise herein, or expressly provided otherwise in the Plan; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall not have power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

9.7	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or by applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

9.8	The Employer hereby indemnifies the Trustee against, and shall hold the Trustee harmless from, any and all loss, claim, liability, and expense, including reasonable attorney fees, imposed upon the Trustee or incurred by the Trustee as a result of any acts taken, or any failure to act, in accordance with directions from the Employer (or the committee appointed by the Employer) or by reason of the Trustee’s good faith execution of its duties with respect to the Trust, including, but not limited to, its holding of assets of the Trust as provided for in Article I, the Employer’s obligations in the foregoing regard to be satisfied promptly on request by the Trustee, provided that in the event that the loss, claim, liability or expense involved is determined by a no longer appealable final judgement entered in a lawsuit or proceeding to have resulted from the negligence or willful misconduct of the Trustee, the Trustee, shall promptly thereafter return to the Employer any amount previously received by the Trustee under this Article with respect to such loss, claim liability or expense.

ARTICLE 10. RESIGNATION AND REMOVAL OF THE TRUSTEE

10.1	The Trustee may resign at any time by written notice to the Employer, which shall be effective thirty (30) days after receipt of such notice unless the Employer and the Trustee agree otherwise.

10.2	The Trustee may be removed by the Employer on thirty (30) days notice or upon shorter notice accepted by the Trustee.

10.3	In the event of such removal or resignation, the Trustee shall duly file with the Employer a written accounting for the period since the last previous annual accounting, listing the Trust Fund investments and any uninvested cash balance thereof, and setting forth receipts, disbursements, distributions and other transactions respecting the Trust not included in any previous accounting, and if written objections to such accounting are not filed within ninety (90) days, the Trustee shall to the maximum extent permitted by applicable law be released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in such accounting.

10.4	Within sixty (60) days after any such notice of removal or resignation of the Trustee, the Employer shall designate a successor trustee qualified to act hereunder. Upon the failure of the Employer to appoint a successor trustee by the effective day of the resignation or removal, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor. Each such successor trustee, during such period as it shall act as such, shall have the powers and duties herein conferred on an individual trustee, and the word “Trustee” wherever used herein, except where the context otherwise requires, shall be deemed to include any successor trustee. Upon designation of a successor trustee and delivery to the resigned or removed Trustee of written acceptance by the successor trustee of such designation, such resigned or removed Trustee shall promptly assign, transfer, deliver and pay over to such successor trustee; in conformity with the requirements of applicable law, the funds and properties in its control or possession then constituting the Trust after deducting therefrom such amounts as the Trustee deems necessary to provide for expenses, taxes, fees, or other amounts due to or by the Trustee pursuant to Article 8 hereof not paid by the Employer prior to such assignment, transfer, delivery, or payment.

10.5	If the Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, the Employer may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Employer or the successor Trustee to evidence the transfer.

10.6	The successor trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 10.3 and Article 8 hereof. The successor trustee shall not be responsible for and the Employer shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE 11. AMENDMENT OR TERMINATION

11.1	This Trust Agreement may be amended by a written instrument executed by the Trustee and the Employer. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

11.2	No part of the Trust Fund assets or income shall be paid to the Employer or be used for any purpose other than for the exclusive purpose of providing benefits to Participants prior to the satisfaction of all liabilities of the Plan; provided, however, that nothing in this Section shall be deemed to limit or otherwise prevent the payment from the Trust Fund of expenses, taxes and other charges as provided in Article 8.

11.3	The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Employer.

ARTICLE 12. MISCELLANEOUS

12.1	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

12.2	Rights to Option Agreement Payments under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process except in accordance with the terms of the Plan.

12.3	The Employer shall provide the Trustee with a copy of the Plan document and a copy of any amendments to the Plan as soon as administratively possible following the adoption thereof.

12.4	This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

12.5	No party to this Trust Agreement shall be liable to any other party for consequential damages under any provision of this Trust Agreement or for any consequential damages arising out of any act or failure to act hereunder.

12.6	Nothing contained in this Trust Agreement shall be construed as depriving the Trustee of the right to a judicial settlement of the Trustee’s accounts, and upon any proceeding for a judicial settlement of the Trustee’s accounts or for instructions, the only necessary party in addition to the Trustee shall be the Employer.

12.7	Nothing in this Trust Agreement shall cause the parties hereto to be considered to enter into a partnership or joint venture.

12.8	This Trust Agreement may be signed in counterparts.

ARTICLE 13. EFFECTIVE DATE

13.1	The effective date of this Trust Agreement shall be June 26, 2001.

IN WITNESS WHEREOF, the Employer and the Trustee have caused this Trust to be executed on the dates set forth below.

CENEX HARVEST STATES COOPERATIVES

By:	s/David A. Kastelic

Print Name:	David A. Kastelic

Title:	Vice President & General Counsel

Date:	June 27, 2001

THE CAPITAL TRUST COMPANY
OF DELAWARE, INC.

By:	s/Bridget A. Vargo

Print Name:	Bridget A. Vargo

Title:	AVP, Trust Marketing Officer

Date:	June 27, 2001